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                                  EXHIBIT 11.1
                                  ------------


                          THE COAST DISTRIBUTION SYSTEM
                        Computation of Earnings Per Share
                          Quarter Ended March 31, 1997



                                                 Primary       Fully Diluted
                                               Loss Per Share  Loss Per Share
                                               --------------  --------------
  I.    Weighted Averages Shares Outstanding        5,212,330      5,212,330

 II.    Net Loss                                  $   (92,000)   $   (92,000)

        Dividends paid on preferred stock of
        subsidiary                                     (3,000)        (3,000)
                                                  -----------    -----------

        Net loss attributable to common
        shareholders                              $   (95,000)   $   (95,000)

        Divided by Common and Equivalent
        Shares                                      5,212,330      5,212,330
                                                  -----------    -----------

        Loss Per Share                            $     (0.02)   $     (0.02)
                                                  ===========    ===========